December 12, 2012

Atul Garg
10 Brighton Lane
Oak Brook, IL 60523

Dear Atul,

This letter serves as an amendment to your employment agreement with Official Payments Holdings, Inc. dated December 21, 2011 (the "Employment Agreement").  As of the date you execute this amendment (the "Effective Date"), you hereby agree to amend the Employment Agreement as follows:

1.  Delete Section 2, Term of Employment, and replace with the following:

"The Company hereby agrees to continue to employ you and you hereby accept continued employment with the Company upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending at the close of business on the first anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 12 (such period, as it also may be extended, the "Term of Employment").  On the first anniversary of the Effective Date and on each yearly anniversary thereof, this Agreement shall automatically renew for an additional one-year period unless sooner terminated in accordance with the provisions of Section 12 or unless either Party notifies the other Party in writing of its intention not to renew this Agreement not less than 90 days prior to such expiration date or anniversary, as the case may be.  If your employment ends at or after such expiration date or anniversary thereof through a nonrenewal, the termination will be treated like a resignation without Good Reason.  "

2.  Revise the first sentence of Section 3, Position, Duties, and Responsibilities, as follows:

"The Executive shall be employed as the Senior Vice President, Corporate Development, of the Company or in such other reasonably comparable position as the Chief Executive Officer of the Company (the "Chief Executive Officer") may determine from time to time."

3.    Delete Section 12(d)(vi) and replace with the following:

"payment by the Company of the premiums for the Executive's and any covered beneficiary's coverage under COBRA health continuation benefits over the twelve (12) months' period immediately following the Date of Termination, assuming such individuals elect and remain eligible for such coverage, unless the Company's providing payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply;"

4.   Revise and append to the last sentence of Section 16 the following:

"the Employment Agreements of October 19th, 2010 and December 21st, 2011."

Except as modified herein, all other terms and conditions of the Employment Agreement remain in full force and effect, including but not limited to your obligations under the Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement that you signed for the benefit of the Company.

This amendment and the previous Employment Agreements contain the entire understanding and agreement between the parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto.  This amendment shall be governed by and construed in accordance withteh laws of the State of Georgia (without reference to the conflict of laws provisions thereof).  This amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

For and on behalf of
Official Payments Holdings, Inc.

/s/ Alex P. Hart
Alex P. Hart
Chief Executive Officer

I have read the above amendment to the Employment Agreement, and I voluntarily accept the terms and conditions set forth above.

/s/ Atul Garg
Atul Garg	Date